UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

ENERGY TRANSFER CORP LP

(Exact name of registrant as specified in its charter)

Delaware	47-4466462
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

8111 Westchester Drive

Suite 600

Dallas, Texas 75225

(Address of Principal Executive Offices and Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares representing limited partner interests in Energy Transfer Corp LP	The New York Stock Exchange
Contingent Consideration Rights stapled to the Common Shares	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: 333-208187

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Securities To Be Registered.

The securities to be registered hereby consist of 1,163,599,197.21 common shares (the “Common Shares”) representing limited partner interests in Energy Transfer Corp LP, a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes (“ETC”) with each Common Share having attached to it one contingent consideration right (a “CCR,” and collectively, the “CCRs”). The CCRs will trade with the ETC common shares and will not be separable or separately traded and will have no separate voting rights.

Descriptions of the Common Shares and attached CCRs are set forth under “Description of ETC Common Shares” and “CCR Agreement” respectively in the Company’s Registration Statement on Form S-4 (File. No. 333-208187), as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on November 24, 2015 under the Securities Exchange Act of 1933 and declared effective by the Commission on May 25, 2016.

Item 2. Exhibits.

Exhibit No.	Description

1	Agreement and Plan of Merger, dated as of September 28, 2015, by and among Energy Transfer Corp LP, Energy Transfer Corp GP, LLC, Energy Transfer Equity, L.P., LE GP, LLC, Energy Transfer Equity GP, LLC and The Williams Companies, Inc., as amended by Amendment No. 1 thereto, dated May 1, 2016 (incorporated by reference to the Company’s Registration Statement on Form S-4 declared effective by the Commission on May 25, 2016, Annex A).

2	Form of Contingent Consideration Rights Agreement by and among Energy Transfer Equity, L.P., Energy Transfer Corp LP and American Stock Transfer & Trust Company, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4 declared effective by the Commission on May 25, 2016, Annex B).

3	Amended and Restated Certificate of Limited Partnership of Energy Transfer Corp LP, dated as of September 25, 2015 (incorporated by reference to the Company’s Registration Statement on declared effective by the Commission on May 25, 2016, Exhibit 3.1).

4	Form of First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP (incorporated by reference to the Company’s Registration Statement on Form S-4 declared effective by the Commission on May 25, 2016, Annex C).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 27, 2016

Energy Transfer Corp LP

By:	Energy Transfer Corp GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President